UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. __)
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☐ Soliciting Material Pursuant to §240.14a-12
H&E EQUIPMENT SERVICES, INC.

(Name of Registrant as Specified in its Charter)
N/A

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April 25, 2008

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of H&E Equipment Services, Inc. to be held at the Hilton Baton Rouge Capitol Center Hotel, 201 Lafayette Street, Baton Rouge, Louisiana 70801, on Tuesday, June 3, 2008, at 8:00 a.m. central daylight time.

At the meeting you will be asked to vote for the election of our directors and to ratify the appointment of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008. I encourage you to vote for the nominees for director and for ratification of the appointment of BDO Seidman, LLP.

Whether or not you are able to attend the meeting in person, I urge you to sign and date the enclosed proxy and return it promptly in the enclosed envelope, or follow the telephone or internet voting instructions that appear on the enclosed proxy card.

Very truly yours,
H&E EQUIPMENT SERVICES, INC.

John M. Engquist
President & Chief Executive Officer

Notice of Annual Meeting of Stockholders

To Our Stockholders:

You are invited to attend the H&E Equipment Services, Inc. 2008 Annual Meeting of Stockholders.

Date:	June 3, 2008
Time:	8:00 a.m. central daylight time
Place:	Hilton Baton Rouge Capitol Center Hotel Governor’s Room 201 Lafayette Street Baton Rouge, Louisiana 70801

Only stockholders who owned stock of record at the close of business on April 22, 2008 can vote at this meeting or any adjournments that may take place.

The purposes of the Annual Meeting are:

(1) to elect seven directors, each for a term of one year or until their respective successors have been elected and qualified;

(2) to ratify our Audit Committee’s appointment of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008;

(3) to transact any other business that may properly come before the meeting.

We consider your vote important and encourage you to vote as soon as possible.

By Order of the Board of Directors,

Leslie S. Magee
Chief Financial Officer and Secretary

April 25, 2008

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS
H&E EQUIPMENT SERVICES, INC.

To Be Held June 3, 2008

APPROXIMATE DATE OF MAILING — MAY 1, 2008

This Proxy Statement sets forth certain information with respect to the accompanying proxy to be used at the Annual Meeting of Stockholders (the “Annual Meeting”) of H&E Equipment Services, Inc., or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. The Board of Directors has designated the Governor’s Room of the Hilton Baton Rouge Capitol Center Hotel, 201 Lafayette Street, Baton Rouge, Louisiana as the place of the Annual Meeting. The Annual Meeting will be called to order at 8:00 a.m., Central Daylight Time, on Tuesday, June 3, 2008. This proxy procedure is necessary to permit all holders of common stock, many of whom are unable to attend the Annual Meeting, to vote. The Board of Directors solicits this proxy and encourages you to read this document thoroughly and to take this opportunity to vote on the matters to be decided at the Annual Meeting. Unless the context otherwise indicates, reference to “we,” “us,” “our” or the “Company” means H&E Equipment Services, Inc.

Our Annual Report on Form 10-K for the year ended December 31, 2007 (the “2007 Annual Report”), is being mailed concurrently with this Proxy Statement to our stockholders. Our 2007 Annual Report is not incorporated into this Proxy Statement and shall not be considered a part of this Proxy Statement or soliciting materials.

VOTING PROCEDURES

Your vote is very important.  Your shares can only be voted at the Annual Meeting if you are present in person or represented by proxy. Whether or not you plan to attend the Annual Meeting, you are encouraged to vote by proxy to ensure that your shares will be represented. Most stockholders have a choice of voting by means of the Internet (www.continentalstock.com), by using a toll-free telephone number (1-866-894-0537) or by completing a proxy card and mailing it in the postage-paid envelope provided. Please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. Please be aware that if you vote over the Internet, you may incur costs such as telephone and internet access charges for which you will be responsible. Also note that proxies submitted by telephone or the Internet must be received by 7:00 p.m., EDT, on June 2, 2008.

You may revoke this proxy at any time before it is voted by written notice to the corporate Secretary of the Company, by submission of a proxy bearing a later date or by casting a ballot at the Annual Meeting. Unless properly revoked, properly executed and delivered proxies that are received before the Annual Meeting’s adjournment or any adjournment thereof will be voted in accordance with the directions provided or, if no directions are provided, those shares will be voted by one of the individuals named on your proxy card as recommended by the Board of Directors. If you wish to give a proxy to someone other than those named on the proxy card, you should cross out those names and insert the name(s) of the person(s), not more than three, to whom you wish to give your proxy.

If you want to vote in person at the Annual Meeting and you hold shares of Company common stock in street name, you must obtain a proxy card from your broker and bring that proxy card to the Annual Meeting, together with a copy of a brokerage statement reflecting your stock ownership as of the record date.

Who can vote?  Only stockholders of record as of the close of business on April 22, 2008 are entitled to vote. On that day, approximately 36,248,030 shares of common stock were outstanding and eligible to vote, and there were 42 record holders. Each share is entitled to one vote on each matter presented at the Annual Meeting. A list of stockholders eligible to vote will be available at the offices of H&E Equipment Services, Inc., 11100 Mead Road, Suite 200, Baton Rouge, Louisiana 70816 beginning May 23, 2008. Stockholders may examine this list during normal business hours for any purpose relating to the Annual Meeting.

How does the Board recommend I vote?  The Board recommends a vote FOR each Board nominee and FOR ratification of the appointment of BDO Seidman, LLP as the Company’s independent registered public accounting firm.

What shares are included in the proxy card?  Each proxy card you receive represents all the shares of common stock registered to you in that particular account. You may receive more than one proxy card if you hold shares that are either registered differently or in more than one account. Each share of common stock that you own entitles you to one vote.

How do I vote by proxy?  Most stockholders have three ways to vote by proxy: by telephone, via the Internet or by returning the proxy card. To vote by telephone or via the Internet, follow the instructions set forth on each proxy card you receive. To vote by mail, sign and date each proxy card you receive, mark the boxes indicating how you wish to vote, and return the proxy card in the postage-paid envelope provided. Do not return the proxy card if you vote via the Internet or by telephone.

How are votes counted?  The Annual Meeting will be held if a quorum, consisting of a majority of the outstanding shares of common stock entitled to vote, is represented at the Annual Meeting in person or by proxy. Broker non-votes, votes withheld and abstentions will be counted for purposes of determining whether a quorum has been reached. When nominees, such as banks and brokers, holding shares on behalf of beneficial owners do not receive voting instructions from the beneficial owners by the tenth day before the Annual Meeting, the nominees may vote those shares only on matters deemed routine.

Because each director nominee is elected by the affirmative vote of the holders of a plurality of the shares of common stock voted, abstentions will have no effect on the election of director nominees (Item 1). The ratification of the appointment of BDO Seidman, LLP requires that the votes cast in favor of the ratification exceed the number of votes cast opposing the ratification (Item 2).

Who will count the vote?  The votes will be tabulated by the Company’s Director of Finance, W. Scott Bozzell, the inspector of elections appointed by the Board of Directors for the Annual Meeting.

Where can I find the results of the Annual Meeting?  We intend to announce preliminary voting results at the Annual Meeting and publish final results in our Quarterly Report on Form 10-Q for the second quarter of 2008.

Who is soliciting this proxy?  Solicitation of proxies is made on behalf of the Board of Directors of the Company. The Company will pay the cost of preparing, assembling and mailing the notice of Annual Meeting, proxy statement and proxy card. In addition to the use of mail, proxies may be solicited by directors, officers and regular employees of the Company, without additional compensation, in person or by telephone or other electronic means. The Company will reimburse brokerage houses and other nominees for their reasonable out-of-pocket expenses in forwarding proxy material to beneficial owners of the Company’s common stock. The Company will pay no additional compensation to our officers, directors or employees for these activities.

What if I can’t attend the Annual Meeting?  If you are unable to attend the Annual Meeting in person and you intend to vote, you must vote your shares by proxy, via the Internet or by telephone by the applicable deadline.

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Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting
to be Held on June 3, 2008.

The Proxy Statement and the 2007 Annual Report are both available free of charge at www.he-equipment.com. In addition, a copy of the 2007 Annual Report is enclosed. We will provide without charge to each person to whom this Proxy Statement has been delivered, on the request of any such person, additional copies of the 2007 Annual Report, including the consolidated financial statements and financial statement schedule. Requests should be directed to our investor relations department as described below:

H&E Equipment Services, Inc.
11100 Mead Road, Suite 200
Baton Rouge, Louisiana 70816
Attention: Investor Relations
Telephone: (225) 298-5200

We make available free of charge through our Internet website (www.he-equipment.com) our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), as well as reports on Forms 3, 4 and 5 filed pursuant to Section 16 of the Exchange Act, as soon as reasonably practicable after such documents are electronically filed with, or furnished to, the Securities and Exchange Commission (the “SEC”). The information on our website is not, and shall not be deemed to be, a part of this Proxy Statement or incorporated into any other filings we make with the SEC.

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CORPORATE GOVERNANCE

In accordance with the Delaware General Corporation Law and the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, the Company’s business, property and affairs are managed under the direction of the Board of Directors. Although the Company’s non-management directors are not involved in the day-to-day operating details, they are kept informed of the Company’s business through written reports and documents provided to them regularly, as well as by operating, financial and other reports presented by the officers of the Company at meetings of the Board of Directors and committees of the Board of Directors.

Independence.  The Board has determined that four of the Company’s seven directors are “independent” as defined in the applicable NASDAQ listing standards, including that each such director is free of any relationship that would interfere with his individual exercise of independent judgment. The following directors were determined to be independent: Keith E. Alessi, Paul N. Arnold, Lawrence C. Karlson and John T. Sawyer.

In making its determinations regarding director and director nominee independence, the Board considered, among other things:

•	any material relationships with the Company, its subsidiaries or its management, aside from such director’s or director nominee’s service as a director;

•	transactions between the Company, on the one hand, and the directors and director nominees and their respective affiliates, on the other hand;

•	transactions outside the ordinary course of business between the Company and companies at which some of its directors are or have been executive officers or significant stakeholders, and the amount of any such transactions with these companies; and

•	relationships among the directors and director nominees with respect to common involvement with for-profit and non-profit organizations.

Meetings of the Board of Directors and Stockholders.  It is the policy of the Board to meet at least quarterly. The Board of Directors held ten meetings in 2007. Each incumbent director attended at least 75% of the meetings of the Board and the committees on which he served. Directors are encouraged to attend the Annual Meeting of Stockholders. All directors attended the 2007 Annual Meeting of Stockholders. The Board in fiscal year 2007 held regular executive sessions where non-management directors met without management participation.

Corporate Governance Matters.  Under our Code of Conduct and Ethics for Employees, Officers and Directors of H&E Equipment Services, Inc. (“Code of Conduct”), no employee or officer may serve as a director of any outside business concern other than on behalf of the Company, without the written approval of the President or the Chief Financial Officer of the Company. The Charter of the Corporate Governance and Nominating Committee empowers the Corporate Governance and Nominating Committee to at least once a year review the independence of the members of the Board of Directors and consider questions of conflicts of interest. The Corporate Governance and Nominating Committee will identify, analyze, and if possible, resolve any actual and potential conflicts of interest a Board member has or may have. In connection with an actual or potential conflict of interest, the Corporate Governance and Nominating Committee may issue to such member instructions concerning the manner in which he should conduct himself, as applicable. There are no pre-determined limitations on the number of other boards of directors on which the directors of the Company may serve; however, the Board expects individual directors to use judgment in accepting other directorships and to allow sufficient time and attention to Company matters. There are no set term limits for directors, however as long as the Board is not classified, the Corporate Governance and Nominating Committee will review each director’s continuation on the Board annually.

Communications with the Board of Directors.  If you would like to communicate with the Company’s directors, please send a letter to the following address: H&E Equipment Services, Inc., Attention: Board of Directors c/o corporate Secretary, 11100 Mead Road, Suite 200, Baton Rouge, Louisiana 70816. The Company’s corporate Secretary will review each such communication and forward a copy to each member of the Board of Directors.

Code of Conduct.  The Company is committed to ethical business practices. We have a corporate Code of Conduct that applies to all of the Company’s employees and directors and includes the code of ethics for the Company’s principal executive officer, principal financial officer and principal accounting officer within the meaning of the SEC regulations adopted under the Sarbanes-Oxley Act of 2002, as amended. The Company’s corporate Code of Conduct can be found on the Company’s Internet website at www.he-equipment.com under the heading “Corporate Code of Conduct and Ethics.” Please note that none of the information on the Company’s website is incorporated by reference in this Proxy Statement.

Committees of the Board of Directors.  The Board of Directors currently has four standing committees. Charters for the Audit Committee, Compensation Committee and Corporate Governance and Nominating

Committee can be found on the Company’s website at www.he-equipment.com under the headings “Investor Relations/Corporate Governance.”

Audit Committee — The Audit Committee operates under a written charter adopted by the Board of Directors and is available on the Company’s Internet website. The Audit Committee provides assistance to the Board in fulfilling its oversight responsibility to the stockholders, potential stockholders, the investment community, and others relating to (i) the integrity of the Company’s financial statements and financial reporting processes; (ii) systems of internal accounting and financial controls, including internal controls over financial reporting; (iii) performance of the Company’s internal auditors and independent registered public accounting firm; (iv) the independent registered public accounting firm’s qualifications and independence; (v) the annual independent audit of the Company’s consolidated financial statements; (vi) the legal compliance and ethics programs established by Company management and the Board; and (vii) the Company’s compliance with ethics policies and legal policies and regulatory requirements. In so doing, it is the responsibility of the Audit Committee to maintain free and open communication among the Audit Committee, the independent registered public accounting firm, the internal auditors and Company management. In discharging its oversight role, the Audit Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and the power to retain at the expense of the Company independent outside counsel or other experts or advisers as it deems necessary to carry out its duties. A detailed list of the Audit Committee’s functions is included in its charter, a copy of which can be found on the Company’s Internet website.

The current members of the Audit Committee are Messrs. Alessi, Karlson and Sawyer. The Board has determined in its business judgment that each member of the Audit Committee is financially literate and that Messrs. Alessi, Karlson and Sawyer are “independent” as defined in the applicable NASDAQ listing standards and the applicable rules under the Exchange Act. In addition, the Board has determined that Mr. Alessi is an “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K of the Exchange Act. The Audit Committee held ten meetings in 2007.

Compensation Committee — The Compensation Committee operates under a written charter adopted by the Board of Directors and is available on the Company’s Internet website. The Compensation Committee discharges the Board’s responsibilities relating to the compensation of the Company’s Chief Executive Officer, the Company’s other executive officers and its directors. The Compensation Committee has overall responsibility for evaluating and approving executive officer and director compensation plans, policies and programs of the Company, as well as all equity-based compensation plans and policies, including the Company’s 2006 Stock-Based Incentive Compensation Plan.

The current members of the Compensation Committee are Messrs. Alessi, Arnold and Karlson. The Board has determined in its business judgment that Messrs. Alessi, Arnold and Karlson are “independent” as defined in the applicable NASDAQ listing standards. The Compensation Committee met five times in 2007. For additional information on the Compensation Committee, see the Compensation Discussion and Analysis beginning on page 15.

Corporate Governance and Nominating Committee — The Corporate Governance and Nominating Committee was established under a written charter adopted by the Board of Directors and is available on the Company’s Internet website. The primary functions of the Corporate Governance and Nominating Committee are (i) to assist the Board by identifying individuals qualified to become Board members and members of Board committees, to recommend to the Board the director nominees for the next annual meeting of stockholders, and to recommend to the Board nominees for each committee of the Board; (ii) to lead the Board in its annual review of the Board’s, its committee’s and management’s performance; (iii) to monitor the Company’s corporate governance structure; and (iv) to periodically review and recommend to the Board any proposed changes to corporate governance guidelines applicable to the Company. The Corporate Governance and Nominating Committee identifies individuals, including those properly submitted and recommended by stockholders, believed to be qualified as candidates for Board membership. The Corporate Governance and Nominating Committee has the authority to retain search firms to assist it in identifying candidates to serve as directors. In addition to any other qualifications the Corporate Governance and Nominating Committee may in its discretion deem appropriate, all director candidates, at a minimum, (i) should possess the highest personal and professional ethics, integrity and values, (ii) should have substantial experience which is of particular relevance to the Company, and (iii) should have sufficient time available to devote to the affairs of the Company. In identifying candidates, the Corporate Governance and Nominating Committee will also take into account other factors it considers appropriate, which include ensuring that a majority of directors satisfy the independence requirements of NASDAQ, the SEC or other appropriate governing body and that the Board as a whole is comprised of directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions.

The Corporate Governance and Nominating Committee considers stockholder nominees for directors in the same manner as nominees for director from other sources. Stockholder suggestions for nominees for director should be submitted to the Company’s corporate Secretary no later than the date by which stockholder proposals for action must be submitted (see “Submission of Stockholder Proposals and Director Nominations” below) and should include the following information: (a) the recommending stockholder’s name, address, telephone number and the number of shares of the Company’s common stock held by such individual or entity and (b) the recommended candidate’s biographical data, statement of qualification and written consent to nomination and to serving as a director, if elected.

The Corporate Governance and Nominating Committee consists of three directors, each of whom the Board has determined in its business judgment are “independent” as defined in the applicable NASDAQ listing standards. The current members of the Corporate Governance and Nominating Committee are Messrs. Alessi, Karlson and Sawyer. The Corporate Governance and Nominating Committee held three meetings during 2007.

Finance Committee — The Finance Committee was established by the Board of Directors and operates under a written charter. The Finance Committee oversees and reviews the financial affairs and policies of the Company, the implementation of such plans and policies, and oversees all material potential business and financial transactions, as well as any other duties assigned to it by the Board of Directors. The current members of the Finance Committee are Messrs. Bagley, Bruckmann, and Engquist. The Finance Committee held five meetings during 2007.

SUBMISSION OF STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Under the rules of the SEC, stockholders wishing to have a proposal included in the Company’s Proxy Statement for the 2009 Annual Meeting of Stockholders must submit the proposal so that the corporate Secretary of the Company receives it no later than January 2, 2009. The SEC rules set forth standards as to what stockholder proposals are required to be included in a proxy statement. Under the Company’s Amended and Restated Bylaws, certain procedures must be followed for a stockholder to nominate persons as directors or to introduce a proposal at an annual meeting of stockholders. A stockholder wishing to make a nomination for election to the Board of Directors or to have a proposal presented at an annual meeting of stockholders must submit written notice of such nomination or proposal so that the corporate Secretary of the Company receives it not less than that date which is 120 days prior to the one year anniversary of the date the Company’s proxy statement was released to stockholders in connection with the preceding year’s annual meeting of stockholders; provided, however, that in the event that the Company did not hold an annual meeting of stockholders the preceding year or if the date of the annual meeting of stockholders is changed by more than 30 days from the date of the preceding year’s annual meeting of stockholders, notice by the stockholder must be delivered within a reasonable time before the Company prints and mails its proxy materials in connection with the annual meeting of stockholders. The Company’s Amended and Restated Bylaws set forth certain informational requirements for stockholders’ nominations of directors and proposals.

ELECTION OF DIRECTORS
(ITEM 1 ON PROXY CARD)

The Company’s Amended and Restated Bylaws provide that the Company’s business shall be managed by a Board of Directors ranging from five to nine members. The number of directors may be increased or decreased from time to time by resolution of the Board of Directors. The Company’s Board of Directors is currently comprised of seven members. Directors shall be elected at the annual meeting of the stockholders and each director elected shall hold office until a successor is duly elected and qualified or until his or her death, resignation or removal.

The Corporate Governance and Nominating Committee identifies and recommends director candidates to serve on the Board. Director candidates are then nominated for election by the Board of Directors. Stockholders are also entitled to nominate director candidates for election in accordance with the procedures set forth in the Company’s Amended and Restated Bylaws.

At the Annual Meeting, seven directors are to be elected. All of the director nominees are currently directors of the Company and have been recommended for election by the Corporate Governance and Nominating Committee. All nominees have consented to being named as nominees for directors of the Company and have agreed to serve if elected. If some or all of the nominees should become unavailable to serve at the time of the Annual Meeting, the shares represented by proxy will be voted for any remaining nominee(s) and any substitute nominee(s) designated by the Board of Directors. In no event, however, will the shares represented by proxy be voted for more than seven nominees. Director elections are determined by a plurality of the votes cast.

Set forth below is information regarding each nominee for director.

Nominees For Directors

Gary W. Bagley has served as Chairman and Director of the Company since the formation of the Company in September 2005. He had served as Chairman and Director of H&E Equipment Services LLC (“H&E LLC”), the predecessor to the Company, from its formation in 2002 until its merger with and into the Company in February 2006. Mr. Bagley served as President of ICM Equipment Company L.L.C. (“ICM”) since 1996 and Chief Executive Officer from 1998 until ICM merged with and into H&E LLC in June 2002, when he became executive Chairman of H&E LLC. He retired as an executive of H&E LLC in 2004. Prior to 1996, he held various positions at ICM, including Salesman, Sales Manager and General Manager. Prior to that, Mr. Bagley served as Vice President and General Manager of Wheeler Machinery Co. Since our acquisition of Eagle High Reach Equipment, LLC and Eagle High Reach Equipment, Inc. in February 2006, Mr. Bagley has served as a manager and director, respectively, of Eagle High Reach Equipment, LLC (now H&E Equipment Services (California), LLC) and Eagle High Reach Equipment, Inc. (now H&E California Holdings, Inc.). Previously, Mr. Bagley served as interim Chief Executive Officer and a director of Eagle High Reach Equipment, Inc. since February 2004 and as Chief Executive Officer and as a director of Eagle High Reach Equipment, LLC since December 2004. Mr. Bagley currently serves as a Director of EZ Lube LLC. Mr. Bagley has served on a number of dealer advisory boards and industry association boards.

John M. Engquist has served as President, Chief Executive Officer and Director of the Company since its formation in September 2005. He had served as President, Chief Executive Officer and Director of H&E LLC from its formation in 2002 until its merger with and into the Company in February 2006. He served as President and Chief Executive Officer of Head & Engquist Equipment, LLC (“Head and Engquist”) from 1990 and Director of Gulf Wide Industries, LLC (“Gulf Wide”) from 1995, both predecessor companies of H&E LLC. From 1975 to 1990, he held various operational positions at Head & Engquist, starting as a mechanic’s helper. Mr. Engquist serves on the Professional Advisory Board of St. Jude Children’s Research Hospital in Memphis, Tennessee; as well as on the Board of Directors for EZ Lube LLC and Business First Bancshares, Inc. in Baton Rouge, Louisiana. Mr. Engquist is a past Board member of Baton Rouge Business Bank and Cajun Constructors, Inc.

Keith E. Alessi has been a Director of the Company since its formation in September 2005 and Chairman of the Audit Committee since January 2006. He served as a Director and Chairman of the Audit Committee of H&E LLC from November 2002 until its merger with and into the Company in February 2006. Mr. Alessi has been the Interim President and CEO of Westmoreland Coal Company of Colorado Springs, Colorado since May 2007. He has been an Adjunct Lecturer at The Ross School of Business at the University of Michigan since 2001 and CEO of EZ Lube LLC since April 2008. Mr. Alessi was an Adjunct Professor of Law at The Washington and Lee University School of Law from 1999 to 2007 and from 2003 to 2006, he was Chairman of Lifestyles Improvement Centers LLC. Mr. Alessi is a director of Town Sports International, Inc., MWI Veterinary Supply, Inc. and is Chairman of EZ Lube LLC. Mr. Alessi was previously Chairman and CEO of Telespectrum Worldwide, Inc. from April 1998 to February 2000 and Jackson Hewitt, Inc. from May 1996 to April 1998. Mr. Alessi is a Certified Public Accountant.

Paul N. Arnold has been a Director of the Company since November 2006. Mr. Arnold has served as a director of Town Sports International Holdings, Inc. since April 1997 and as non-executive Chairman of the Board of Directors since May 2006. Mr. Arnold has served as Chief Executive Officer of Cort Business Services, Inc., a

Berkshire Hathaway company, since 2000. From 1992 to 2000, Mr. Arnold served as President, Chief Executive Officer and Director of Cort Business Services. Prior to 1992, Mr. Arnold held various positions over a 24-year period within Cort Furniture Rental, a division of Mohasco Industries, Inc.

Bruce C. Bruckmann has been a Director of the Company since its formation in September 2005. He had served as a Director of H&E LLC from its formation in 2002 until its merger with and into the Company in February 2006. Mr. Bruckmann had served as a director of both predecessor companies, Head & Engquist and ICM. Mr. Bruckmann is a founder and has been a Managing Director of Bruckmann, Rosser, Sherrill & Co., L.L.C. since its formation in 1995. He served as an officer of Citicorp Venture Capital Ltd. from 1983 through 1994. Prior to joining Citicorp Venture Capital, Mr. Bruckmann was an associate at the New York law firm of Patterson, Belknap, Webb & Tyler. Mr. Bruckmann is a director of Mohawk Industries, Inc., MWI Veterinary Supply, Inc., Town Sports International, Inc., EZ Lube LLC and a number of other private companies.

Lawrence C. Karlson is a private investor and consultant and has been a Director of the Company since its formation in September 2005. He had served as a Director of H&E LLC from its formation in 2002 until its merger with and into the Company in February 2006. In 1983, Mr. Karlson formed Nobel Electronics, an autonomous business unit of AB Bofors. In 1986, Nobel Electronics was merged into Pharos AB, of which Mr. Karlson became President and Chief Executive Officer. In 1990, Mr. Karlson stepped down as President and Chief Executive Officer, and was named Chairman. Later in 1990, Pharos AB and affiliated entities acquired Spectra Physics, Inc. and began operating under the name Spectra Physics, Inc. Mr. Karlson continued serving as Chairman until retiring in 1993. Mr. Karlson currently provides consulting services to a wide variety of businesses. He also serves as a director of CDI Corp.

John T. Sawyer has been a Director of the Company since its formation in September 2005. He had served as a Director of H&E LLC from its formation in 2002 until its merger with and into the Company in February 2006. Mr. Sawyer is President of Penhall Company. He joined Penhall in 1978 as the Estimating Manager of the Anaheim Division. In 1980, Mr. Sawyer was appointed Manager of Penhall’s National Contracting Division, and in 1984, he assumed the position of Vice President and became responsible for managing all construction services divisions. Mr. Sawyer has been President of Penhall since 1989. Mr. Sawyer also serves as a director of Advanced Materials, Inc.

The Board of Directors recommends a vote FOR each of the listed nominees.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names, ages and titles of each person who is a current director or executive officer.

Name	Age	Title

Gary W. Bagley	61	Chairman and Director
John M. Engquist	54	President, Chief Executive Officer and Director
Leslie S. Magee	39	Chief Financial Officer and Secretary
Bradley W. Barber	35	Executive Vice President and General Manager
William W. Fox	64	Vice President, Cranes and Earthmoving
John D. Jones	50	Vice President, Product Support
Keith E. Alessi	53	Director
Paul N. Arnold	61	Director
Bruce C. Bruckmann	54	Director
Lawrence C. Karlson	65	Director
John T. Sawyer	63	Director

Gary W. Bagley is described as a director nominee above.

John M. Engquist is described as a director nominee above.

Leslie S. Magee has served as Chief Financial Officer and Secretary of the Company since its formation in September 2005. Ms. Magee served as Acting Chief Financial Officer of H&E LLC from December 2004 through August 2005, at which time she was appointed Chief Financial Officer and Secretary. She continued as Chief Financial Officer and Secretary until H&E LLC’s merger with and into the Company in February 2006. Previously, Ms. Magee served as Corporate Controller for H&E LLC and Head & Engquist. Prior to joining Head & Engquist in 1995, Ms. Magee spent five years working for Hawthorn, Waymouth & Carroll, L.L.P., an accounting firm based in Baton Rouge, Louisiana. Ms. Magee is a Certified Public Accountant and is a member of the American Institute of Certified Public Accountants and the Louisiana Society of Certified Public Accountants.

Bradley W. Barber has served as Executive Vice President and General Manager of the Company since November 2005. Previously, Mr. Barber served as Vice President, Rental Operations from February 2003 to November 2005 of H&E LLC. Prior to that, Mr. Barber served as Director of Rental Operations for H&E LLC and Head & Engquist from March 1998 to February 2003. Prior to joining Head & Engquist in March 1998, Mr. Barber worked in both outside sales and branch management for a regional equipment company.

William W. Fox has served as Vice President, Cranes and Earthmoving of the Company since its formation in September 2005. Prior to that, he served as Vice President, Cranes and Earthmoving of H&E LLC from its formation in 2002 until its merger with and into the Company in February 2006. Mr. Fox served as Executive Vice President and General Manager of Head & Engquist since 1995 and served as President of South Texas Equipment Co., a subsidiary for Head & Engquist, from 1995 to 1997. Prior to that, Mr. Fox held various executive and managerial positions with the Manitowoc Engineering Company and its subsidiary, North Central Crane. He was Executive Vice President/General Manager from 1989 to 1995, Vice President, Sales from 1988 to 1989, and General Manager from 1986 to 1988 of Manitowoc Engineering Company. Mr. Fox was Executive Vice President/General Manager at North Central Crane from 1980 to 1986.

John D. Jones has served as Vice President, Product Support of the Company since its formation in September 2005. Prior to that, he served as Vice President, Product Support for H&E LLC from its formation in 2002 until its merger with and into the Company in February 2006. Mr. Jones served as Vice President of Product Support Service at Head & Engquist since 1994. From 1991 to 1994, he was General Manager of Product Support at Louisiana Machinery. From 1987 to 1991 he served as General Manager of the Parts Operation at Holt Company of Louisiana. From 1976 to 1987, Mr. Jones worked in Product Support and Marketing for Boyce Machinery.

Keith E. Alessi is described as a director nominee above.

Paul N. Arnold is described as a director nominee above.

Bruce C. Bruckmann is described as a director nominee above.

Lawrence C. Karlson is described as a director nominee above.

John T. Sawyer is described as a director nominee above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND DIRECTORS AND OFFICERS

The following table sets forth certain information with respect to beneficial ownership of the Company’s common stock as of April 22, 2008, the Annual Meeting record date, by (i) each person, or group of affiliated persons, who is known by the Company to own more than 5% of its common stock, (ii) each of the Company’s directors and executive officers and (iii) all directors and executives of the Company as a group. The information provided in the table is based on our records, information filed with the SEC and information provided to the Company.

Beneficial ownership is determined in accordance with the rules of the SEC. To our knowledge, except as set forth in the footnotes to the following table and subject to appropriate community property laws, the persons in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Unless otherwise noted, the address of each person listed below is c/o H&E Equipment Services, Inc., 11100 Mead Road, Suite 200, Baton Rouge, Louisiana 70816.

	Amount and Nature
	of Beneficial Ownership
	Shares	Percentage

T. Rowe Price Associates, Inc.(1)	3,299,500	9.1%
Wellington Management Company, LLP(2)	2,183,500	6.0%
Bruckmann, Rosser, Sherrill & Co. L.P.(3)(4)	5,103,243	14.1%
Bruckman, Rosser, Sherrill & Co., Inc.(3)	30,313	*
Bruckmann, Rosser, Sherrill & Co. II L.P.(3)(5)	9,314,278	25.7%
Bruce C. Bruckmann(6)	14,927,846	41.1%
John M. Engquist(7)	4,511,250	12.4%
Gary W. Bagley(7)(8)	314,559	*
Lawrence C. Karlson(7)(9)	16,000	*
Paul N. Arnold(7)(10)	5,500	*
Keith E. Alessi(7)(9)	16,000	*
John T. Sawyer(7)(9)	10,500	*
William W. Fox(7)	1,600	*
Bradley W. Barber(7)(11)	31,431	*
Leslie S. Magee(7)(11)	35,572	*
John D. Jones(7)(11)	35,856	*
All executive officers and directors as a group	19,906,114	54.9%

*	Less than 1%.

(1)	T. Rowe Price Associates (“Price Associates”) does not serve as custodian of the assets of any of its clients; accordingly, in each instance only the client or the client’s custodian or trustee bank has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities. The ultimate power to direct the receipt of dividends paid with respect to, and the proceeds from the sale of, such securities, is vested in the individual and institutional clients which Price Associates serves as investment adviser. Any and all discretionary authority which has been delegated to Price Associates may be revoked in whole or in part at any time. With respect to securities owned by any one of the registered investment companies sponsored by Price Associates which it also serves as investment adviser (“T. Rowe Price Funds”), only State Street Bank and Trust Company, as custodian for each of such Funds, has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities. No other person is known to have such right, except that the shareholders of each such Fund participate proportionately in any dividends and distributions so paid. For purposes of the reporting requirements of the Exchange Act, Price Associates may be deemed to be a beneficial owner of such securities. The address of Price Associates is 100 E. Pratt Street, Baltimore, MD 21202. Shares beneficially owned is based on the Schedule 13G filed with the SEC on February 13, 2008 by Price Associates for the year ended December 31, 2007.

(2)	These securities are owned of record by clients of Wellington Management (“Wellington”). Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. No such client is known to have such right or power with respect to more than five percent of this class of securities. For purposes of the reporting requirements of the Exchange Act, Wellington may be deemed to be a beneficial owner of such securities. The address of Wellington is 75 State Street, Boston, MA 02109. Shares beneficially owned is based on the Schedule 13G filed with the SEC on February 14, 2008 by Wellington for the year ended December 31, 2007.

(3)	The address of Bruckmann, Rosser, Sherrill & Co. L.P., Bruckmann, Rosser, Sherrill & Co., Inc. and Bruckmann, Rosser, Sherrill & Co. II, L.P. is c/o Bruckmann, Rosser, Sherrill & Co., Inc., 126 East 56th Street, 29th Floor, New York, New York 10022.

(4)	BRS Partners, L.P. (or BRS Partners) is the general partner of Bruckmann, Rosser, Sherrill & Co., L.P. (or BRS L.P.) and BRSE Associates, Inc. (or BRSE Associates) is the general partner of BRS Partners. Mr. Bruckmann is a stockholder and officer of BRSE Associates, and, together with Harold O. Rosser, Stephen C. Sherrill and Thomas J. Baldwin, shares the power to direct the voting or disposition of shares held by BRS L.P.; however, none of these persons individually has the power to direct or veto the voting or disposition of shares held by BRS L.P. Further, BRS Partners, BRSE Associates, and Messrs. Bruckmann, Rosser, Sherrill and Baldwin expressly disclaim beneficial ownership of the shares held by BRS L.P.

(5)	BRSE LLC (or BRSE) is the general partner of Bruckmann, Rosser, Sherrill & Co. II, L.P. (or BRS II) and by virtue of such status maybe deemed to be the beneficial owner of the shares held by BRS II. Mr. Bruckmann is a member and manager of BRSE LLC, and together with Messrs. Rosser, Sherrill and Baldwin, shares the power to direct the voting or disposition of shares held by BRS II; however, none of these persons individually has the power to direct or veto the voting or disposition of shares held by BRS II. BRSE and Messrs. Bruckmann, Rosser, Sherrill and Baldwin expressly disclaim beneficial ownership of the shares held by BRS II.

(6)	Includes shares held by Bruckmann, Rosser, Sherrill & Co., L.P., Bruckmann, Rosser, Sherrill & Co., Inc., and Bruckmann, Rosser, Sherrill & Co. II, L.P. Mr. Bruckmann may be deemed to share beneficial ownership of the shares held by these entities by virtue of his status as a member or manager of these entities. Mr. Bruckmann expressly disclaims beneficial ownership of any shares held by such entities that exceed his pecuniary interest therein. These amounts also include 287,466 shares of common stock held by the following entities and individuals, for which Mr. Bruckmann holds a power of attorney in respect of such shares: The Estate of Donald J. Bruckmann, BCB Family Partners, L.P., NAZ Family Partners, L.P., Nancy A. Zweng, Harold O. Rosser, H. Virgil Sherrill, Stephen C. Sherrill, Paul D. Kaminski, John Rice Edmonds and Marilena Tibrea. Mr. Bruckmann disclaims beneficial ownership of all such shares except those owned by him directly.

(7)	Unless otherwise indicated, the address of each executive officer or director is c/o H&E Equipment Services, Inc., 11100 Mead Road, Suite 200, Baton Rouge, Louisiana 70816.

(8)	Includes 200,973 shares held by Bagley Family Investments, L.L.C. Mr. Bagley may be deemed to share beneficial ownership of these shares by virtue of his status as manager of Bagley Family Investments, L.L.C. Mr. Bagley expressly disclaims beneficial ownership of any shares held by Bagley Family Investments L.L.C. that exceed his pecuniary interest therein.

(9)	Includes 15,000 shares of stock options granted on February 22, 2006, which vests in three equal parts over a three-year period and 1,500 shares of stock options granted on June 5, 2007, which vest in three equal parts over three years.

(10)	Includes 1,500 shares of stock options granted on June 5, 2007, which vest in three equal parts over three years.

(11)	Includes grant of 40,650 shares of restricted stock made on February 22, 2006, which vests over a three year period, and is subject to certain restrictions, as described in the recipient’s Restricted Stock Grant Award Letter. One-third of the shares vested on each of February 22, 2007 and 2008. In accordance with the 2006 Stock-Based Incentive Compensation Plan, on each of the respective vesting dates, Messrs. Barber and Jones and Ms. Magee returned to the Company, as payment for the related employee withholding taxes, 5,670 shares, 4,383 shares and 5,702 shares, respectively, in 2007 and 4,449 shares, 4,511 shares and 4,476 shares, respectively, in 2008.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The rules of the SEC require the Company to disclose late filings of stock transaction reports by its executive officers and directors and by certain beneficial owners of the Company’s common stock. Based on our records and other information, we believe that each of our executive officers, directors and certain beneficial owners of the Company’s common stock complied with all Section 16(a) filing requirements applicable to them during fiscal 2007. The Company’s reports (Forms 3, 4 and 5) under Section 16(a) of the Exchange Act are posted on our Internet website by the end of the business day after the report’s filing.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board in meeting its oversight responsibility to stockholders, potential stockholders, the investment community and others. Management of the Company is responsible for (1) the preparation, presentation, and integrity of the Company’s financial statements; (2) the appropriateness of the accounting principles and reporting policies that are used by the Company; (3) establishing and maintaining adequate internal control over financial reporting, as such term is defined in the Exchange Act; and (4) maintaining adequate disclosure controls and procedures, as such term is defined by the Exchange Act. The Company’s independent registered public accounting firm is responsible for (1) auditing the Company’s annual consolidated financial statements and expressing an opinion on the conformity of those consolidated financial statements with accounting principles generally accepted in the United States of America (“GAAP”); (2) attesting to the Company’s internal control over financial reporting based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the “COSO criteria”); and (3) reviewing the Company’s quarterly consolidated financial statements. The Audit Committee’s primary responsibility is to monitor and review these processes on behalf of the Board and report the results of its activities to the Board. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. The Committee will however take the appropriate actions to set the overall corporate “tone” for quality financial reporting, sound business risk practices, and ethical behavior.

The Audit Committee is directly responsible for the selection of the independent registered public accounting firm to be retained to audit the Company’s consolidated financial statements and internal control over financial reporting, and once retained, the independent registered public accounting firm reports directly to the Audit Committee. The independent registered public accounting firm is ultimately accountable to the Audit Committee and the Board. The Audit Committee consults with and reviews recommendations made by the independent registered public accounting firm with respect to the Company’s consolidated financial statements and related disclosures and internal controls over financial reporting of the Company and makes recommendations to the Board of Directors as it deems appropriate from time to time. The Audit Committee is responsible for approving both audit and non-audit services to be provided by the independent registered public accounting firm. The Audit Committee is currently composed of three directors, all three of whom the Board of Directors has determined to be independent as that term is defined by applicable NASDAQ listing standards and SEC rules. In accordance with applicable NASDAQ listing standards, the Company’s Audit Committee was required to consist solely of independent directors by February 2007 and the Company has complied with those standards. The Board has determined, in accordance with applicable NASDAQ listing standards, that Mr. Alessi is an audit committee financial expert, as defined in Item 407(d)(5) of Regulation S-K of the Exchange Act. The Audit Committee operates under a written charter adopted by the Board of Directors, which is available on the Company’s Internet website at www.he-equipment.com.

The Audit Committee meets with management periodically to consider the adequacy of the Company’s internal controls, and discusses these matters with the Company’s independent registered public accounting firm. The Audit Committee also discusses with senior management the Company’s disclosure controls and procedures. The Audit Committee’s oversight of the independent registered public accounting firm includes resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting.

In fulfilling its oversight responsibilities, the Audit Committee reviewed the Company’s quarterly earnings releases, Quarterly Reports on Form 10-Q for the periods ended March 31, 2007, June 30, 2007 and September 30, 2007, and Annual Report on Form 10-K for the year ended December 31, 2007 with management and the Company’s independent registered public accounting firm, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements.

The Audit Committee reviewed with the independent registered public accounting firm, who is responsible for auditing the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and expressing an opinion on the presentation of those consolidated financial statements in conformity with GAAP, its judgment as to the quality, not just the acceptability, of the Company’s accounting principles. The Audit Committee discussed with the independent registered public accounting firm, who is responsible for auditing the Company’s internal control over financial reporting based on the COSO criteria, the Company’s design and operating effectiveness of its internal controls over financial reporting. The Audit Committee also discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T, SEC Rule 2-07 and such other matters as are required to be discussed under auditing standards generally accepted in the United States of America. The Audit Committee received the written disclosures and the letter from the Company’s independent registered public accounting firm required by Independence Standards Board Standard No. 1. In addition, the Audit Committee discussed with the independent registered public accounting firm its independence, including the compatibility of non-audit services with the independent registered public accounting firm’s independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for its 2008 audit. The Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the fiscal year 2007 results of its consolidated financial statement audit, its audit of the Company’s internal controls over financial reporting and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the SEC.

The Audit Committee has appointed the firm of BDO Seidman, LLP as independent registered public accounting firm to audit and report upon the Company’s consolidated financial statements and internal control over financial reporting. In making this selection, the Audit Committee has considered whether BDO Seidman, LLP’s provision of services other than audit services is compatible with maintaining their independence.

AUDIT COMMITTEE

Keith E. Alessi, Chairman
Lawrence C. Karlson
John T. Sawyer

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
(ITEM 2 ON PROXY CARD)

The Audit Committee has appointed BDO Seidman, LLP, as the independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2008 and internal control over financial reporting. Although action by the stockholders on this matter is not required under Delaware law or the Sarbanes-Oxley Act of 2002, as amended, or the rules of the SEC promulgated thereunder, the Audit Committee and the Board of Directors believe it is appropriate to seek stockholder ratification of this appointment in light of the role played by the independent registered public accounting firm in reporting on the Company’s consolidated financial statements. Ratification requires the affirmative vote of a majority of eligible shares present at the Annual Meeting, in person or by proxy, and voting thereon. If this appointment is not ratified by the stockholders, the Audit Committee may reconsider its appointment. One or more representatives of BDO Seidman, LLP are expected to attend the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR ratification of the appointment of BDO Seidman, LLP as the Company’s independent registered public accounting firm.

Principal Accountant Fees and Services

The aggregate fees billed by our independent registered public accounting firm for professional services rendered in connection with (i) the audit of our consolidated financial statements as set forth in our Annual Report on Form 10-K for the fiscal years ended December 31, 2007 and 2006, (ii) the review of our quarterly consolidated financial statements as ser forth in our Quarterly Reports on Form 10-Q for each of our fiscal quarters during 2007 and 2006, and (iii) the 2007 audit of our internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects, as well as any fees paid our independent registered public accounting firm for audit-related work, tax compliance, tax planning and other consulting services are set forth in the table below:

	2007	2006

Audit Fees(1)	$864,822	$598,590
Audit-Related Fees(2)	501,115	—
Tax Fees	—	—
All Other Fees	—	—

	$1,365,937	$598,590

(1)	Represents fees for professional services provided in connection with the audits of our annual consolidated financial statements; the audit of our internal control over financial reporting (for 2007 only) and the reviews of our quarterly consolidated financial statements; consultations on accounting matters that arose during the audit and audit services provided in connection with other statutory or regulatory filings.

(2)	Represents fees in connection with our acquisition of J.W. Burress, Incorporated (“Burress”), which consisted primarily of due diligence costs related to the audits and reviews of Burress historical financial statements.

The Audit Committee believes that BDO Seidman, LLP’s provision of non-audit services is compatible with maintaining such firm’s independence.

Pre-approval of services

All audit and permissible non-audit services provided by the Company’s independent registered public accounting firm, BDO Seidman, LLP, require pre-approval by the Audit Committee in accordance with the Audit Committee Charter. The Company’s Audit Committee approves the independent registered public accounting firm’s engagement prior to the independent registered public accounting firm rendering any non-audit services. The Audit Committee charter is reviewed on an annual basis by the Audit Committee and is subject to amendment from time to time. The Audit Committee pre-approved 100% of the 2007 and 2006 fees. The Audit Committee did not engage BDO Seidman, LLP in 2007 and 2006 in connection with any tax compliance or tax planning matters, or other matters, including matters related to financial information systems design and implementation.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K of the Exchange Act with management and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for the 2008 Annual Meeting.

COMPENSATION COMMITTEE

Paul N. Arnold, Chairman
Keith E. Alessi
Lawrence C. Karlson

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis (“CD&A”) provides an overview of the Company’s executive compensation program together with a description of the material factors underlying the decisions which resulted in the compensation provided to the Company’s Chief Executive Officer (“CEO”), General Manager (“GM”), Chief Financial Officer (“CFO”) and certain other executive officers (collectively, the named executive officers (“NEOs”)) for 2007 (as presented in the tables which follow this CD&A).

Compensation Committee

The Compensation Committee (the “Committee”) of the Board of Directors is composed of three non-employee directors, all of whom are independent directors under the listing standards of The Nasdaq Stock Market LLC and the Securities and Exchange Commission rules. The Committee has responsibility for determining and implementing the Company’s philosophy with respect to executive compensation. Accordingly, the Committee has overall responsibility for approving and evaluating the various components of the Company’s executive compensation program. The Committee meets at least twice per year (and more often as necessary) to discuss and review the compensation of the NEOs. The Committee annually reviews and approves the compensation of the CEO. The Committee also reviews and approves the compensation of the other NEOs after considering the recommendations of management. In establishing and reviewing compensation for the NEOs, the Committee considers, among other things, the financial results of the Company, recommendations of management and compensation data for comparable equipment companies. The Committee did not engage a compensation consultant in fiscal 2007.

The Committee operates under a written charter adopted by the Board of Directors of the Company on January 23, 2006. A copy of this charter is available on our Internet website under the Investors/Corporate Governance tab at www.he-equipment.com.

Executive Compensation Philosophy and Objectives

The Committee’s goals in structuring the Company’s compensation program for its NEOs are to:

•	provide incentives to achieve Company financial objectives;

•	provide long-term incentives for the executive officers; and

•	set compensation levels sufficiently competitive to attract and retain high quality executives and to motivate them to contribute to the Company’s success.

The Committee has determined that to achieve these objectives, the Company’s executive compensation program should reward both individual and Company short-term and long-term performance. To this end, the Committee believes that executive compensation packages provided by the Company to its executive officers, including its NEOs, should include both cash and stock-based compensation. However, the Committee does not rely on any policy or formula in determining the appropriate mix of cash and equity compensation, nor does it rely on any policy or formula in allocating long-term compensation to different forms of awards.

Setting Executive Compensation

In making compensation decisions, the Committee considers the recommendations of management. The Committee also considers corporate and executive performance, an executive’s level of experience and responsibility, an executive’s current compensation level and historical compensation practices. In addition, the Committee looks at market data for comparable equipment companies. In determining bonuses and base salary, the Committee reviewed compensation data for the following equipment companies: United Rental, Finning, Toromont, NationsRent, Neff, NES, and Ahern (these companies are referred to elsewhere in this CD&A as the “peer group companies”). The Committee does not attempt to maintain a specific percentile with respect to the peer group companies in determining compensation for NEOs. However, the Committee does periodically review information regarding compensation trends and levels from a variety of sources in making compensation decisions. The peer group companies were not considered in making equity compensation decisions.

Committee Processes; Role of Executives in Setting Compensation

A complete description of the Committee’s processes and the role of executives in setting compensation can be found earlier in this Proxy Statement in the section entitled “Corporate Governance — Committees of the Board of Directors — Compensation Committee.”

2007 Executive Compensation Components

The Company’s executive compensation program is composed of three principal components:

•	base salary;

•	cash bonuses; and

•	long-term incentives, consisting of equity awards.

In making decisions with respect to any element of a NEO’s compensation, the Committee considers the total current compensation that such NEO may be awarded and any previously granted unvested equity awards. The Committee’s goal is to award compensation that is reasonable in relation to the Company’s compensation philosophy and objectives when all elements of potential compensation are considered.

During 2006, the Chief Executive Officer, John M. Engquist, was party to an employment agreement with the Company. This agreement expired by its terms on December 31, 2006. In addition to the compensation components listed above, the agreement provided for post-employment severance payments and benefits in the event of termination under certain circumstances. Following the expiration of that employment agreement, those contractual payments and benefits are no longer provided to Mr. Engquist. None of the NEOs currently have employment contracts or had employment contracts in effect during 2007. The Company generally does not employ senior executives pursuant to employment agreements.

Base Salaries

In General.  The Company provides NEOs with base salaries to compensate them for services rendered during the fiscal year. In determining base salaries, the Committee reviews base salaries paid at comparable equipment companies and considers other factors, including:

•	historical information regarding compensation previously paid to NEOs;

•	the individual’s experience and level of responsibility; and

•	the performance of the Company and the executive.

In the absence of a promotion or special circumstances, the Committee reviews and approves executive salaries once annually.

Consideration of 2007 Base Salaries.  Based on the above factors, the Committee increased Mr. Engquist’s, Mr. Barber’s, Ms. Magee’s and Mr. Jones’ annual base salary levels to $600,000, $240,000, $210,000 and $200,000, respectively, for 2007.

Annual Bonuses

In General.  Annual cash bonuses are included as part of the executive compensation program because the Committee believes that a significant portion of each NEO’s compensation should be contingent on the annual performance of the Company, as well as the individual contribution of the NEO. The Committee believes that this structure is appropriate because it aligns the interests of management and stockholders by rewarding executives for strong annual performance by the Company.

The CEO, GM and CFO are eligible for an annual bonus under the Company’s management incentive guidelines, payable at the discretion of the Committee. The guidelines were determined by the Committee in consultation with the CEO and other members of management. The guidelines are based on the Company’s achievement of financial targets. The Committee reviews and approves these guidelines after discussions among themselves and with the CEO. Once the guidelines are approved, the guidelines are to act as a guide to the Committee and CEO in determining bonuses. The Committee and CEO retain full discretion and actual bonus amounts may differ from those provided under the guidelines as the Committee or the CEO determines. The other NEOs, Messrs. Fox and Jones, are also eligible for annual bonuses at the discretion of the Committee and CEO.

Consideration of 2007 Annual Bonus.  For the fiscal year 2007, the Committee approved bonus guidelines for each of the NEOs, except Messrs. Fox and Jones, based on the Company’s achievement of specified levels of earnings per share (EPS) and return on gross net assets (ROGNA) and the NEO’s individual performance and achievements, although the individual components are not subject to any guidelines. For the Committee’s purposes, ROGNA is defined as income (loss) from continuing operations before interest, income taxes, depreciation and amortization (or EBITDA) divided by the sum of the average of gross rental equipment, gross property and gross equipment and net working capital. These financial objectives have been determined by the Committee to be the most appropriate measures of Company performance because they take into account earnings and return on assets. These financial objectives are also consistent with the Compensation Committee’s compensation philosophy of linking executive performance to the Company’s financial performance.

Under the guidelines, separate bonus amounts were calculated based on EPS levels and ROGNA levels, as compared to target EPS and ROGNA levels approved by the Committee. The bonus ranges based on EPS were given a weighting of 70% and the bonus ranges based on ROGNA were given a weighting of 30% in determining the recommended bonus amount. Bonuses are calculated as a percentage of base salary and increase incrementally based on increases in EPS and ROGNA as compared to the target EPS and ROGNA levels. The guidelines provide for bonuses ranging from 0% to approximately 260% of an individual’s base salary. The target EPS and ROGNA levels were determined based on the Company’s prior performance, the Company’s forecast for 2007 and economic conditions in the Company’s industry. The target amounts were set at aggressive levels designed to motivate high business performance and recognize the Company’s achievement of its financial objectives. The targets are designed to be challenging to attain.

Our business plan is highly confidential due to the competitive nature of our industry. We do not publicly disclose specific internal income or operation objectives. Accordingly, we are not disclosing specific targets under the management incentive guidelines because such disclosure would signal where we are placing our strategic focus and impair our ability to gain a competitive advantage from our business plan. In addition, disclosing short-term compensation objectives would contradict our long-term financial focus and could result in confusion for investors.

For the 2007 fiscal year, the Company’s EPS and ROGNA exceeded the targets set forth in the guidelines for Mr. Engquist, Ms. Magee and Mr. Barber. The Committee approved a bonus of $768,832 for Mr. Engquist, or approximately 128% of his base salary. Mr. Engquist’s bonus amount was approximately 5% less than the amount provided for by the bonus guidelines. The Committee determined that Mr. Engquist’s bonus amount was appropriate in light of the fact that the Company’s performance surpassed the planned financial objectives, and Mr. Engquist’s contributions to this performance.

In addition, the Committee approved bonuses of $249,473 and $285,112 for Ms. Magee and Mr. Barber, respectively, or approximately 119% of each of their respective base salaries. Ms. Magee’s and Mr. Barber’s bonus amounts were each approximately 5% less than the amount provided for by the bonus guidelines. The Committee determined that the bonus amounts for Ms. Magee and Mr. Barber were appropriate in light of the fact that the Company’s performance surpassed the planned financial objectives, and consideration of each executive’s contributions to this performance.

Messrs. Jones and Fox were not evaluated pursuant to the guidelines described above. Mr. Jones has responsibility over product support and as such the Committee determined that his bonus should not be evaluated on company-wide criteria. The Chief Executive Officer recommended to the Committee the bonus amount for Mr. Jones based on his assessment of the performance of the group within his area of responsibility. Based on the Chief Executive Officer’s recommendation, the Committee approved a discretionary bonus to Mr. Jones for 2007 of $150,000, or approximately 75% of his base salary.

Bonuses to Messrs. Engquist, Barber and Jones and Ms. Magee for 2007 were paid partially in cash and partially deferred. The deferred portion of each bonus was approximately 34% and the immediately payable portion in cash was approximately 66%. The deferred portion will be paid in two equal annual installments over the next two years. The deferred portion of each bonus will accrue interest at 7.25%, the prime rate as of January 1, 2008. The decision to defer a portion of these bonuses was made in accordance with the above-described guidelines.

The Committee has continued the historical practice of treating Mr. Fox consistent with other divisional managers for bonus purposes. Pursuant to this practice, the Chief Operating Officer recommended to the Committee the bonus amount for Mr. Fox based on the financial and safety performance of the group within Mr. Fox’s area of responsibility. Based on this recommendation, the Committee approved a discretionary bonus to Mr. Fox for 2007 of $88,500, or approximately 38% of his base salary. No portion of Mr. Fox’s bonus was deferred.

After the close of a fiscal year, the Committee determines and approves the amount of the annual, performance-based cash bonus to be paid to each NEO. The payout typically occurs in March of the fiscal year following the fiscal year to which the annual, performance-based cash bonus relates. There is no provision for the adjustment or recovery of a cash bonus paid to a NEO if the results in a previous year are subsequently restated or adjusted in a manner that would have originally resulted in a smaller or larger bonus. However, the annual cash bonus is generally not paid until after the completion of the annual audit of the Company’s consolidated financial statements by the Company’s independent registered public accounting firm for the applicable fiscal year.

Long-Term Incentives

In General.  The Committee believes that NEOs should be compensated in part with equity interests in the Company in order to more closely align the long-term interests of stockholders and executives. The Committee also believes that equity awards are an important means of attracting and retaining qualified executives. Accordingly, the Committee provides long-term incentives by means of periodic grants of stock options and restricted stock awards under the Company’s 2006 Stock-Based Incentive Compensation Plan (the “Incentive Plan”). Stock awards available under the Incentive Plan include restricted stock, stock options and deferred stock.

All grants of equity compensation to NEOs are made by the Committee. Whether grants are made and the type and size of any grants are based upon Company and individual performance, position held, years of service, level of experience and potential of future contribution to the Company’s success. The Committee may also consider long-term incentive grants previously awarded to the NEOs, long-term incentive grants given to other executive officers throughout the Company’s history and grant practices at comparable equipment companies.

2007 Equity Grants.  There were no grants of equity compensation to the NEOs during 2007.

On February 22, 2006, the Committee granted each of Ms. Magee, Mr. Barber and Mr. Jones $1 million worth of restricted shares of the Company’s common stock, based on the closing price of such stock on the grant date. This resulted in a grant of 40,650 restricted shares to each executive, based on a market price of $24.60 per common share. These awards were granted to reward these executives for their contributions to the Company’s pre-initial public offering performance and in particular their superior performance in implementing the Company’s initial public offering in early 2006. In addition, prior to the granting of those awards, none of these executives had significant holdings in the Company.

The restricted shares will vest, and the restrictions will cease to apply, in three equal tranches, on the first, second and third anniversaries of the grant date. The Committee believes that this vesting schedule serves to motivate and retain the recipients, providing continuing benefits to the Company beyond those achieved in the year of grant.

The Company has no formal program, plan or practice to time option grants to its executives in coordination with the release of material non-public information.

Stock Ownership/Retention Guidelines.  The Company does not require its NEOs to maintain a minimum ownership interest in the Company.

Other Compensation and Perquisite Benefits

In addition to the principal categories of compensation described above, the Company provides its NEOs with coverage under its broad-based health and welfare benefits plans, including medical, dental, disability and life insurance. The Company also sponsors a 401(k) plan. The 401(k) plan is a tax-qualified retirement savings plan pursuant to which all employees, including the NEOs, are able to contribute to the 401(k) plan up to the limit prescribed by the Internal Revenue Code on a before-tax basis. The Company makes a matching contribution of 50% of the first 4% of pay contributed by the employee to the 401(k) plan. Annual salary subject to the Company match is capped at a maximum amount prescribed by the IRS each year. All contributions made by a participant vest immediately and matching contributions by the Company vest over the employee’s first five years of service with the Company’s matching contributions vesting 25% on the second year and another 25% on each year thereafter. These benefits are not tied to any individual or corporate performance objectives and are intended to be part of an overall competitive compensation program.

The NEOs are not generally entitled to benefits that are not otherwise available to all of our employees. In this regard it should be noted that the Company does not provide pension arrangements (other than the 401(k) Plan), post-retirement health coverage or similar benefits for its executives. However, the NEOs are entitled to long-term disability benefits, annual automobile allowances and other automobile allowances such as fuel costs, which are noted in the “All Other Compensation” column in the Summary Compensation table shown on page 20. Mr. Engquist does not receive the automobile allowances. In 2007, the Company purchased a vehicle for Mr. Engquist’s use and also provides other automobile benefits such as fuel and maintenance costs. The Company and the Committee believe that these benefits are consistent with the goal of attracting and retaining superior executive talent.

Because the Company does not have employment agreements with its NEOs and based on the nature of the above described benefits, there are no change of control provisions to be disclosed.

Tax and Accounting Implications

Deductibility of Certain Compensation

Section 162(m) of the Internal Revenue Code limits the deductions that may be claimed by a public company for compensation paid to certain individuals to $1,000,000 except to the extent that any excess compensation is “performance-based compensation.” None of the compensation paid to the NEOs for 2007 was considered performance-based under Section 162(m) and therefore all such compensation is subject to the $1,000,000 limit. The Committee intends to maintain flexibility to pay compensation that is not entirely deductible when the best interests of the Company make that advisable. In approving the amount and form of compensation for the NEOs, the Committee will continue to consider all elements of cost to the Company of providing such compensation, including the potential impact of Section 162(m).

The Committee considers the accounting impact in connection with equity compensation matters, however, these considerations do not significantly affect decisions on grants of equity compensation.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the Company’s executives serve as a member of the board of directors or compensation committee of an entity that has an executive officer serving as a member of the Company’s Board of Directors. Messrs. Alessi, Arnold and Karlson currently serve on the Compensation Committee. No member of the Compensation Committee is a former or current executive officer or employee of the Company or any of its subsidiaries.

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid or earned by each of our named executive officers for the fiscal years ended December 31, 2007 and 2006.

				Stock	All Other
		Salary	Bonus	Awards	Compensation	Total
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)

John M. Engquist	2007	600,000	768,832	—	21,263	1,390,095
Chief Executive Officer,	2006	500,000	783,750	—	18,222	1,301,972
President and Director
Leslie S. Magee	2007	210,000	249,473	333,330	16,444	809,247
Chief Financial Officer	2006	200,000	250,800	284,719	15,494	751,013
and Secretary
Bradley W. Barber	2007	240,000	285,112	333,330	19,431	877,873
Executive Vice	2006	242,308	282,150	284,719	17,389	826,566
President and General Mgr.
John D. Jones	2007	200,000	150,000	333,330	16,746	700,076
Vice President	2006	188,462	175,000	284,719	16,187	664,368
Product Support
William W. Fox	2007	234,465	88,500	—	21,468	344,433
Vice President	2006	234,465	100,000	—	21,256	355,721
Cranes and Earthmoving

(1)	Amounts represent base salaries for the named executive officers. Mr. Barber’s amount for 2006 also includes $17,308 of additional paid compensation pursuant to the Company’s paid time off policy. Specifically, an employee may request, with certain restrictions, payment of paid time off hours earned in lieu of actually taking the hours off.

(2)	The payout structure of the 2007 bonus amounts for Mr. Engquist, Ms. Magee, Mr. Barber and Mr. Jones is as follows: (a) approximately 66% was paid in cash during the first quarter of 2008; and (b) the remaining 34% is deferred. The deferred portion is to be paid out annually over two years in equal 50% installments beginning in 2009. The deferred portion of the bonus earns interest at the Prime interest rate in effect at January 1, 2008 (7.25%) annually and interest earned is paid at the time of the respective payments of the deferred amounts. Mr. Fox’s bonus amount was paid 100% in cash during the first quarter of 2008.

The payout structure of the 2006 bonus amounts for Mr. Engquist, Ms. Magee, Mr. Barber and Mr. Jones is as follows: (a) 64% was paid in cash during the first quarter of 2007; and (b) the remaining 36% is deferred. The deferred portion is to be paid out annually over two years in equal 50% installments beginning in 2008. The deferred portion of the bonus earns interest at the Prime interest rate in effect at January 1, 2007 (8.25%) annually and interest earned is paid at the time of the respective payments of the deferred amounts. The first 50% installment, together with accrued interest earned on the deferred amount, was paid in the first quarter of fiscal 2008. Mr. Fox’s bonus amount was paid 100% in cash during the first quarter of 2007.

(3)	Amounts shown are the dollar amounts recognized as compensation expense for financial reporting purposes in 2007 and in 2006 in accordance with Statement of Financial Accounting Standard No. 123 (revised 2004), “Share-Based Payment” (“FAS 123(R)”), (excluding amounts for forfeitures) for shares of restricted stock granted in 2006 that vests over a three year period. The fair value of all the awards is equal to the market price of our Common Stock on the date of grant. Although the amounts included in the table do not reflect estimated forfeitures, the amounts actually recognized in our consolidated financial statements are reduced, in accordance with FAS 123(R), for estimated forfeitures. There were no named executive officer forfeitures in 2007 or 2006. Ms. Magee, Mr. Barber and Mr. Jones each received 40,650 shares of restricted stock in 2006.

(4)	The amounts reported for each of the named executive officers in “All Other Compensation” are shown below:

		Perquisites
		and Other		Company
		Personal	Insurance	Contributions
		Benefits	Premiums	to 401(k) Plan	Total
Name	Year	($)(a)	($)(b)	($)	($)

John M. Engquist	2007	18,341	693	2,229	21,263
	2006	15,284	630	2,308	18,222
Leslie S. Magee	2007	11,709	693	4,042	16,444
	2006	11,488	630	3,376	15,494
Bradley W. Barber	2007	14,238	693	4,500	19,431
	2006	12,759	630	4,000	17,389
John D. Jones	2007	12,151	693	3,902	16,746
	2006	12,090	630	3,467	16,187
William W. Fox	2007	17,277	693	3,498	21,468
	2006	16,570	630	4,056	21,256

(a)	Amounts shown in this column include the following for each named executive officer:

						Total
		Company		Other		Perquisites and
		Provided	Automobile	Automobile		Other Personal
		Automobile	Allowance	Benefits	Club Dues	Benefits
Name	Year	($)(c)	($)	($)	($)	($)

John M. Engquist	2007	8,600	—	2,439	7,302	18,341
	2006	6,110	—	1,935	7,239	15,284
Leslie S. Magee	2007	—	9,000	2,709	—	11,709
	2006	—	9,000	2,488	—	11,488
Bradley W. Barber	2007	—	9,000	5,238	—	14,238
	2006	—	9,000	3,759	—	12,759
John D. Jones	2007	—	9,000	3,151	—	12,151
	2006	—	9,000	3,090	—	12,090
William W. Fox	2007	—	9,000	4,923	3,354	17,277
	2006	—	9,000	4,303	3,267	16,570

(b)	Includes payment by the Company on behalf of the named executive officer related to long-term disability insurance premiums.

(c)	The value of Mr. Engquist’s company-provided automobile is calculated based on 100% of the annual lease value of the automobile.

2007 GRANTS OF PLAN-BASED AWARDS TABLE

There were no grants of plan-based awards made to the Company’s named executive officers during 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2007 TABLE

The table below sets forth the number of securities underlying outstanding plan awards for each named executive officer as of December 31, 2007.

	Option Awards					Stock Awards(1)
Equity
								Equity	Incentive
			Equity					Incentive	Plan Awards:
			Incentive					Plan Awards:	Market or
			Plan Awards:				Market	Number of	Payout Value
			Number of			Number of	Value of	Unearned	of Unearned
	Number of	Number of	Securities			Shares or	Shares or	Shares, Units	Shares, Units
	Securities	Securities	Underlying			Units of	Units of	or Other	or Other
	Underlying	Underlying	Unexercised	Option		Stock That	Stock That	Rights That	Rights That
	Unexercised	Unexercised	Unearned	Exercise	Option	Have Not	Have Not	Have Not	Have Not
	Options	Options	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	(#)	(#)	(#)	($)	Date	(#)	($)	(#)(2)	($)
	Exercisable	Unexercisable

John M. Engquist	—	—	—	—	—	—	—	—	—
Leslie S. Magee	—	—	—	—	—	—	—	27,100	511,648
Bradley W. Barber	—	—	—	—	—	—	—	27,100	511,648
John D. Jones	—	—	—	—	—	—	—	27,100	511,648
William W. Fox	—	—	—	—	—	—	—	—	—

(1)	All amounts are as of December 31, 2007, and dollar values are based on the closing price of the Company’s Common Stock on December 31, 2007 of $18.88 per share.

(2)	Represents 40,650 shares of restricted stock granted to each named executive officer on February 22, 2006 under our 2006 Stock-Based Incentive Compensation Plan. One-third of the shares vested on February 22, 2007 and one-third of the shares vested on February 22, 2008. The remaining one-third of the restricted stock will vest on February 22, 2009 conditioned on the named executive officer continued service through such vesting date.

2007 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards(1)
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired	Realized on	Acquired	Realized
	on Exercise	Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)

John M. Engquist	—	—	—	—
Leslie S. Magee	—	—	13,550	371,135
Bradley W. Barber	—	—	13,550	371,135
John D. Jones	—	—	13,550	371,135
William W. Fox	—	—	—	—

(1)	Represents 40,650 shares of restricted stock granted to each named executive officer on February 22, 2006 under our 2006 Stock-Based Incentive Compensation Plan. One-third of the shares vested on February 22, 2007 and one-third of the shares vested on February 22, 2008. The remaining one-third of the restricted stock will vest on February 22, 2009 conditioned on the named executive officer continued service through such vesting date. Dollar values are based on the closing price of the Company’s Common Stock on February 22, 2007, the vesting date, of $27.39 per share.

2007 NONQUALIFIED DEFERRED COMPENSATION TABLE

The table below sets forth, for each of our named executive officers, information regarding his or her deferred compensation in 2007.

	Executive	Registrant	Aggregate		Aggregate
	Contributions	Contributions	Earnings	Aggregate	Balance at
	in Last	in Last	in Last	Withdrawals/	Last Fiscal
	Fiscal Year	Fiscal Year	Fiscal Year	Distributions	Year-End
Name	($)(1)	($)	($)	($)	($)

John M. Engquist	256,361	—	—	—	256,361
Leslie S. Magee	84,309	—	—	—	84,309
Bradley W. Barber	96,353	—	—	—	96,353
John D. Jones	51,000	—	—	—	51,000
William W. Fox	—	—	—	—	—

(1)	Amounts for Mr. Engquist, Ms. Magee, Mr. Barber and Mr. Jones represent the deferred portion of their respective bonus amounts for the fiscal year ended December 31, 2007. Deferred amounts earn interest at the Prime interest rate in effect at January 1, 2008 (7.25%) annually. See also “Summary Compensation Table” on page 20 above.

2007 DIRECTOR COMPENSATION TABLE

During 2007, Messrs. Bruckmann and Bagley did not receive compensation for their service as directors of the Company. All other non-employee directors received a quarterly retainer of $5,000. In addition, non-employee directors received $2,000 per board meeting attended and $1,000 per board conference call attended. Each non-employee director of H&E Equipment Services, Inc. who served on a committee received $1,000 per committee meeting attended and $500 per committee call attended. Additionally, the chairman of the Compensation Committee received the same amounts for meetings attended and conference calls with the Chief Executive Officer regarding Compensation Committee matters. During fiscal year 2007, non-employee directors of H&E Equipment Services, Inc. who served as committee chairs received $2,000 annually payable in quarterly installments. Although the Company currently intends to continue payments in the same amounts for director services in fiscal year 2008, director compensation is subject to review and change from time to time based upon the recommendation of the Company’s Compensation Committee and approval by the Board.

The table below summarizes the compensation paid by the Company to each non-employee director for the year ended December 31, 2007.

	Fees Earned or	Stock	Option	All Other
	Paid in Cash	Awards	Awards	Compensation	Total
Name	($)(1)	($)	($)(2)	($)(3)	($)

Keith Alessi	40,500	—	83,936	—	124,436
Paul N. Arnold	38,500	—	3,156	—	41,656
Gary W. Bagley	—	—	—	11,726	11,726
Bruce C. Bruckmann	—	—	—	—	—
Lawrence C. Karlson	39,500	—	83,936	—	123,436
John T. Sawyer	37,000	—	83,936	—	120,936

(1)	Messrs. Bagley and Bruckmann did not receive compensation for their services as directors of the Company. All other non-employee directors received a quarterly cash retainer and meeting fees for the Board and its committees and committee chairmanship retainers as further described above.

(2)	Amounts shown are the dollar amounts recognized as compensation expense in fiscal 2007 for financial reporting purposes in accordance with FAS 123(R) (excluding amounts for forfeitures) for stock options granted in 2007 and 2006. The fair value of all the awards were estimated using the Black-Scholes option-pricing model We use the Black-Scholes formula to calculate an assumed value of the options for compensation expense purposes; because the formula uses assumptions, the fair values calculated are not necessarily indicative of the actual values of the stock options. The assumptions used in 2007 and 2006 were a dividend yield of 0%; a risk-free interest rate of 5.0%; an expected life of six years; and a stock price volatility ranging from 33.0% to 35.0%.

(3)	During 2007, Mr. Bagley’s spouse accompanied him on certain overseas business development trips. The above $11,726 reflects amounts reimbursed to Mr. Bagley on behalf of his spouse’s traveling expenses.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Consulting Agreement

On April 30, 2007, the Company entered into a Consulting Agreement with Gary W. Bagley, Chairman of the Board of the Company (the “Agreement”). This Agreement supercedes the Consulting and Noncompetition Agreement, dated July 31, 2004, between the Company and Mr. Bagley.

Such agreement provides for, among other things:

•	an initial term of five years; thereafter this agreement may be renewed on a year to year basis, subject to mutual agreement of the parties;

•	a consulting fee of $167,000 per year together with a cost-of-living increase of 4% annually, plus reimbursement of all reasonable and actual out-of-pocket expenses;

•	welfare benefits, including medical, dental, life and disability insurance; and

•	confidentiality of information obtained during employment, non-competition and nonsolicitation.

We paid $161,000 in the fiscal year ended December 31, 2007 related to the consulting agreements between Mr. Bagley and the Company.

Securityholders Agreement

In connection with the formation of H&E Holding L.L.C. (“H&E Holdings”) and the related combination of the ICM and Head & Engquist businesses in 2002 (the “2002 Transactions”), H&E Holdings entered into a securityholders agreement with affiliates of BRS, certain members of management and other members of H&E Holdings. In connection with our initial public offering of common stock in February 2006 and the related reincorporation merger of H&E Holdings and H&E LLC with and into H&E Equipment Services, Inc. (the “Reorganization Transactions”), the Company entered into an amended and restated securityholders agreement with certain stockholders, which eliminated certain provisions which would not be appropriate for a company with publicly traded equity securities and, among other things, provided for restrictions on the transfer of equity interests.

Registration Rights Agreement

In connection with the financing of the 2002 Transactions, H&E Holdings entered into a registration rights agreement with affiliates of BRS, certain members of management and other members of H&E Holdings. In connection with the Reorganization Transactions and our initial public offering in February 2006, the parties amended and restated the registration rights agreement to provide that the registration rights agreement thereafter applies to our common stock held by the parties. The amendment provides that the registration rights that previously applied to units of H&E Holdings thereafter apply to the common stock held by the parties thereto.

Investor Rights Agreement

In connection with the financing of the 2002 Transactions, H&E Holdings entered into an investor rights agreement with affiliates of BRS, Credit Suisse First Boston Corporation and other members of H&E Holdings. Certain provisions of the investor rights agreement, including the provisions concerning tag-along rights, consent to a sale of H&E Holdings, and the grant of preemptive rights terminated upon the consummation of our initial public offering in February 2006. In connection with the Reorganization Transactions and our initial public offering in

February 2006, the parties amended and restated the investor rights agreement to provide that the non-voting observer rights of one of the holders of our senior subordinated notes will be terminated. Pursuant to the terms of the investor rights agreement, subject to certain conditions, on any two occasions after 180 days after the first public offering, the holders of 33% or more of the equity interests issued to the investor on the date of the investor rights agreement (or successor securities) have the right to require H&E Holdings to register all or part of such equity interests under the Securities Act at H&E Holdings’ expense. In addition, the investor is entitled to request the inclusion of any equity interests subject to the investor rights agreement in any registration statement at the expense of H&E Holdings whenever H&E Holdings proposes to register any of its equity interests under the Securities Act. In connection with all such registrations, H&E Holdings has agreed to indemnify the investor against certain liabilities, including liabilities under the Securities Act. In connection with the Reorganization Transactions, the parties amended and restated the investor rights agreement to provide that the investor rights agreement thereafter applies to our common stock held by the parties.

Related Party Transactions

The Company has a policy that the Audit Committee review any transaction in which the Company and its directors, executive officers or their immediate family members are participants to determine whether a related person has a direct or indirect material interest. The Audit Committee is responsible for reviewing and, if appropriate, approving or ratifying any such related party transaction. This policy is evidenced in the Company’s Code of Conduct and has been further communicated orally by the Board.

In determining whether to approve, disapprove or ratify a related party transaction, the Audit Committee will take into account, among other factors it deems appropriate, (1) whether the transaction is on terms no less favorable to the Company than terms that would otherwise be generally available to the Company if the transaction was entered into under the same or similar circumstances with a party unaffiliated with the Company and (2) the extent of the interest of the related party in the transaction.

Below are the related party transactions which occurred during the fiscal year ended December 31, 2007. All such related party transactions have been approved or ratified by the Company’s Audit Committee or are pursuant to contractual arrangements entered into prior to the Company’s initial public offering in February 2006.

John M. Engquist, our Chief Executive Officer and President, and his sister, Kristan Engquist Dunne, each have a 16.7% beneficial ownership interest in a joint venture, from which we lease our Baton Rouge, Louisiana and Kenner, Louisiana branch facilities. Four trusts in the names of the children of John M. Engquist and Kristan Engquist Dunne hold in equal amounts the remaining 16.6% of such joint venture. The remaining 50% interest is held by Tomarlee Commercial Properties, L.L.C., for which Mr. Engquist and Ms. Engquist Dunne each have a 25% interest and Mr. Engquist’s mother has a 50% interest. We paid such entity a total of $328,800 in lease payments for the fiscal year ended December 31, 2007.

Mr. Engquist has a 62.5% ownership interest in T&J Partnership, from which we lease our Shreveport, Louisiana facility. Mr. Engquist’s mother beneficially owns 25% of the entity and Kristan Engquist Dunne owns the remaining 12.5%. In fiscal 2007 we paid the entity a total of $159,600 in lease payments.

Mr. Engquist and his wife, Martha Engquist, hold a 51% and 49% ownership interest, respectively, in John Engquist, LLC, from which we previously leased our Alexandria, Louisiana branch facility. In fiscal 2007 we paid such entity a total of $64,900 in lease payments. In November 2007, John Engquist, LLC sold the Alexandria, Louisiana property to an unaffiliated third party.

We charter an aircraft from Gulf Wide Aviation, in which Mr. Engquist has a 62.5% ownership interest. Mr. Engquist’s mother and sister hold interests of 25% and 12.5%, respectively, in this entity. We pay an hourly rate to Gulf Wide Aviation for the use of the aircraft by various members of our management. In fiscal 2007, our payments in respect of charter costs to Gulf Wide Aviation totaled $481,715.

Mr. Engquist has a 31.25% ownership interest in Perkins-McKenzie Insurance Agency, Inc. (“Perkins-McKenzie”), an insurance brokerage firm. Mr. Engquist’s mother and sister each have a 12.5% and 6.25% interest, respectively, in Perkins-McKenzie. Perkins-McKenzie brokers a substantial portion of our commercial liability insurance. As the broker, Perkins-McKenzie receives from our insurance provider as a commission a portion of the premiums we pay to the insurance provider. In fiscal 2007, commissions paid to Perkins-McKenzie on our behalf as insurance broker totaled $861,396.

We purchase products and services from, and sell products and services to, B-C Equipment Sales, Inc., in which Mr. Engquist has a 50% ownership interest. For the fiscal year ended December 31, 2007, our purchases totaled $111,175, and our sales totaled $13,595.

During 2007, we rented and sold various equipment in the normal course of business to Penhall Company totaling $157,834. Mr. Sawyer, a director of the Company, is President of Penhall Company.

In connection with the recapitalization of Head & Engquist in 1999, we entered into a $3.0 million consulting and non-competition agreement with Thomas R. Engquist, the father of John M. Engquist, our Chief Executive Officer and President. The agreement provided for total payments over a ten-year term, payable in increments of $25,000 per month. Mr. Engquist was obligated to provide us consulting services and was to comply with the non-competition provision set forth in the Recapitalization Agreement between us and others dated June 19, 1999. The parties specifically acknowledged and agreed that in the event of the death of Mr. Engquist during the term of the agreement, the payments that otherwise would have been payable to Mr. Engquist under the agreement shall be paid to his heirs (including John M. Engquist). Due to Mr. Engquist’s passing away during 2003, we will not be provided with any further consulting services. The total amount paid under this agreement was $300,000 for the fiscal year ended December 31, 2007.

Mr. Engquist’s mother receives an annual stipend of $42,000 and participates in the Company’s health and dental insurance plans.

Mr. Engquist’s son is an employee and received compensation of $205,668 for the fiscal year ended December 31, 2007. Compensation amounts include salaries and wages and employee relocation costs.

Bradley W. Barber’s brother is an employee and received compensation of $138,854 for the fiscal year ended December 31, 2007.

HOUSEHOLDING

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Company’s proxy statement or annual report may have been sent to multiple stockholders in your household. The Company will promptly deliver a separate copy of either document to you if you request one by writing or calling as follows: Investor Relations, 11100 Mead Road, Suite 200, Baton Rouge, LA 70816; Telephone: 225-298-5200. If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact the Company at the above address and phone number.

OTHER BUSINESS

The Company is not aware of any other matters that will be presented for stockholder action at the Annual Meeting. If other matters are properly introduced, the person named in the accompanying proxy will vote the shares they represent as recommended by the Board of Directors.

By Order of the Board of Directors

Leslie S. Magee
Chief Financial Officer and Secretary

April 25, 2008

H&E Equipment Services, Inc.
ANNUAL MEETING OF STOCKHOLDERS
June 3, 2008
8:00 a.m. Central Daylight Time
Hilton Baton Rouge Capitol Center Hotel
Governor’s Room
201 Lafayette Street
Baton Rouge, LA 70801

H&E Equipment Services, Inc. 11100 Mead Road, Suite 200 Baton Rouge, LA 70816	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on June 3, 2008.
The shares of stock you hold in your account will be voted as you specify on the reverse side.
If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.
By signing the proxy, you revoke all prior proxies and appoint John M. Engquist and Leslie S. Magee, each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.
See reverse for voting instructions.

VOTE BY INTERNET OR TELEPHONE
Voting by Internet or telephone is quick, easy and immediate. As a H&E Equipment Services, Inc. common stockholder of record, you have the option of voting your common shares electronically over the Internet or by telephone, eliminating the need to return this proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m. Eastern Daylight Time, on June 2, 2008.
To Vote Your Proxy Over the Internet
www.continentalstock.com
Have your proxy card available when you access the above website. Follow the prompts to vote your common shares.
To Vote Your Proxy By Phone
1 (866) 894-0537
Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call the above number. Follow the voting instructions to vote your common shares.
PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING OVER THE INTERNET OR BY TELEPHONE.

VOTE BY MAIL
To Vote Your Proxy by Mail
Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided.
▼  FOLD AND DETACH HERE AND READ THE REVERSE SIDE  ▼
PROXY

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.	Please Mark your notes like this	☒

1.	Election of directors: 01 Gary W Bagley 02 John M. Engquist 03 Keith E. Alessi 04 Paul N. Arnold 05 Bruce C. Bruckmann 06 Lawrence C. Karlson 07 John T. Sawyer (To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list above)	FOR ☐	WITHHELD AUTHORITY ☐	2.	Ratification of Appointment Of BDO Seidman, LLP as Independent Registered Public Accounting Firm.		FOR ☐	AGAINST ☐	ABSTAIN ☐
					The Board recommends a vote FOR each Board nominee and FOR ratifications of the appointment of BDO Seidman, LLP as the Company’s independent registered public accounting firm.

					Address Change? Mark Box to the Right indicate changes:	☐

Signature:	Signature:	Date:

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.